Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66090, 333-115148-01, 333-46636, 333-60253 and 333-12987) and Form S-4 (No. 333-64842) of Dynegy Holdings Inc. of our report dated March 14, 2006 relating to the financial statements of West Coast Power LLC, which appears in this form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

March 28, 2006